Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the registration statement on Form SB-2 of WinRaise Group Inc. of our report dated November 30, 2007 on our audit of the consolidated balance sheets of WinRaise Group Inc. as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2006 and 2005, and the reference to us under the caption “Experts”.

/s/ Mazars

Certified Public Accountants

Hong Kong

January 31, 2008